Exhibit 10.16

AXIS 2002 ADDITIONAL BONUS PLAN

AXIS Capital Holdings Limited (“Axis”) has established the AXIS 2002 Additional Bonus Plan (the “Plan”) to enable eligible employees to share in the success of Axis’ first year in business.  The terms of the Plan are as set forth herein.

1.             Eligibility.  Any person who was continuously employed by Axis or one of its affiliates from his or her date of hire by Axis or one of its affiliates through December 31, 2002 and who remained continuously employed by Axis or one of its affiliates thereafter through January 1, 2004 shall be entitled to an allocation from the Bonus Pool (as defined in Section 2) and shall be a “Participant” in the Plan from and after January 1, 2004.  Notwithstanding the foregoing, the following individuals shall not be eligible to be Participants in the Plan:  the Chairman of the Board of Axis, the Chief Executive Officer of Axis (the “CEO”) and the Chairman of the Executive Committee of Axis.

2.             Bonus Pool.  The “Bonus Pool” shall be equal to $2.9 million.

3.             Allocations.  The Chairman, the CEO and the Chairman of the Executive Committee of Axis, collectively, shall have the sole and exclusive authority to determine each Participant’s interest in the Bonus Pool.  A Participant’s interest in the Bonus Pool shall be referred to herein as the Participant’s “Allocation”.

4.             Vesting.  Each Participant shall have a fully vested right in his or her Allocation as of October 1, 2005; provided, however, that, except as determined by the CEO or as otherwise provided in this Section 4, if a Participant’s employment with Axis and its affiliates terminates prior to October 1, 1995 for any reason, he or she shall cease to be a Participant as of his or her termination date, his or her Allocation shall be forfeited as of his or her termination date and the Participant shall have no rights to payments under the Plan.  Any amount forfeited by a Participant shall be reallocated among the then remaining Participants in the Plan, pro rata based on the original Allocation granted to each such remaining Participant.  Notwithstanding the foregoing, (a) if a Participant’s employment with Axis and its affiliates terminates on account of his or her death, Disability or Retirement, he or she shall be fully vested in his or her Allocation as of the date of his or her termination of employment, and (b) if a Change in Control occurs prior to October 1, 2005, all then remaining Participants shall be fully vested in their Allocations as of the date of the Change in Control.  For purposes of the Plan, “Disability”, “Retirement” and “Change in Control” shall have the meanings set forth in the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan.

5.             Payment.  Any Participant who becomes vested in his or her Allocation shall receive a lump sum cash payment of the value of his or her Allocation as soon as practicable after October 1, 2005.  In the event a Participant becomes vested in his or her Allocation prior to October 1, 2005, the Participant shall receive a lump sum payment of the value of the Allocation as soon as practicable after the date on which the Allocation becomes vested.  In the event of the Participant’s death, any payments hereunder shall be made to the Participant’s estate.  Any payments hereunder shall be subject to such withholdings as may be required by applicable law.

6.             Interpretation of Plan.  The Chairman, the CEO and the Chairman of the Executive Committee shall have the authority to administer the Plan and to conclusively make all determinations under the Plan and to interpret the Plan.  Any such determinations or interpretations made by the Chairman, the CEO or the Chairman of the Executive Committee shall be binding on all persons.

7.             Governing Law.  The Plan shall be governed by the laws of Bermuda.

8.             No Guarantee of Continued Employment.  Nothing in the Plan shall interfere with or limit in any way the right of Axis or any of its affiliates to terminate any employee’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of Axis or any of its affiliates.  For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among Axis and its affiliates shall not be considered to terminate an employee’s employment.

9.             Successors.  All obligations of Axis under the Plan shall be binding on any successor to Axis, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of Axis or otherwise.

10.           Amendment and Termination.  This Plan may be amended or terminated at any time by the Board of Directors of Axis; provided, however, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s then current Allocation.